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                                   EXHIBIT 5


[Letterhead of WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO]


April 25, 2000




Western Reserve Life Assurance co. of Ohio
PO Box 5068
Clearwater, FL 33758-5068

RE:    WRL Series Life Corporate Account (File No. 333-57681)

Gentlemen:

This opinion is furnished in connection with the Post-Effective Amendment No. 5 to the registration by Western Reserve Life Assurance Co. of Ohio of flexible premium variable life insurance policies ("Policies") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 5 in the Registration Statement on Form S-6 describes the Policies. The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

In my opinion, the illustrations of life insurance benefits, cash values and net surrender values included in the section entitled "Illustrations of Cash Value, Net Cash Value and Life Insurance Benefits" of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies.

I hereby consent to use of this opinion as an exhibit to post-effective amendment no. 5 to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,


/s/ Kenneth Turnquist
Kenneth Turnquist